Exhibit 99.1

Peoples Community Bancorp, Inc. Announces

Execution of Forbearance Agreement

(CINCINNATI, OHIO) – July 28, 2008: Peoples Community Bancorp, Inc. (the “Company”) (Nasdaq Global Market: PCBI) a Maryland corporation doing business primarily through its wholly-owned banking subsidiary, Peoples Community Bank (the “Bank”), announced today that it had entered into a forbearance agreement with its lender regarding its $17.5 million line of credit which matured June 30, 2008.  The forbearance agreement, dated July 24, 2008, extends the repayment period in order to allow the Company to structure a transaction which will result in repayment of the $17.5 million line of credit in full.  The Company is currently in negotiations with independent third parties regarding a transaction which would facilitate the repayment of the line of credit.  This transaction would be subject to regulatory and stockholder approval.

Jerry D. Williams, President and Chief Executive Officer stated that the “Company has been actively engaged with the lender to resolve its outstanding indebtedness and is encouraged by the progress to date of the negotiations concerning a transaction which will allow us to meet our obligations.”  Mr. Williams also stated that “the Bank continues to exceed all of its regulatory capital requirements.”

Regulatory Filings

The Company’s periodic reports as filed with the SEC can be accessed at www.pcbionline.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About Peoples

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank, a federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets. The Bank continues to exceed all applicable regulatory capital requirements and continues to be well capitalized under the regulatory framework for prompt corrective action.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.